EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Nephros, Inc. on Form S-8 pertaining to the 2015 Equity Incentive Plan, of our report, dated March 27, 2014 (which includes an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the consolidated balance sheet of Nephros, Inc. as of December 31, 2013, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' deficit, and cash flows for the year ended December 31, 2013, before the effects of the adjustments for the correction of the error described in Note 2.

/s/ Rothstein Kass

Roseland, New Jersey
June 23, 2015